Exhibit 10.4

Providence Service Corporation

64 East Broadway Blvd.

Tucson, Arizona 85701

November 19, 2012

Robert Wilson

Re Your Employment by Providence Service Corporation

Dear Bob:

The terms set forth below summarize the material terms pursuant to which you will become the Executive Vice President and Chief Financial Officer of Providence Service Corporation (“Providence”) effective as of today’s date. The terms of your employment will be subject in all respects to Providence’s personnel policies applicable to employees and executives generally.

Position	• Executive Vice President and Chief Financial Officer

Term	• End of specified term: December 31, 2014 • “At Will” thereafter • Entitled to Base Compensation through December 31, 2014 if terminated without Cause or resigns with Good Reason

Base Compensation	• $400K annualized

Bonus Opportunity	• Based on achievement of EBITDA performance in excess of budget • 50% of Base Compensation for achievement of 100% of budgeted EBITDA

Option Grant

•       Option to purchase 60,000 shares under and subject to Providence’s 2006 Plan

•       Exercise price equal to fair market value on date of grant by Compensation Committee

•       50% of the options will vest on December 31, 2013 and remaining 50% of the options will vest on December 31, 2014 assuming continued employment with Providence at such times

Reporting	• Reports to Chief Executive Officer • Reports to Board of Directors and Audit Committee regarding specified matters

Authority	• As determined by the Board of Directors • Consistent with chief financial officers of similarly situated public companies

Other Benefits	• All benefits to which senior executive officers of Providence are entitled from time to time including 401(k) plan, Deferred Compensation Plan, and health, dental and disability insurance

Change in Control

•      If terminated without Cause or resigns with Good Reason in connection with or following a change in control, entitled to (i) the greater of Base Compensation through December 31, 2014 or 50% of annual Base Compensation, in either case in a lump sum payable immediately upon cessation of employment, and (ii) pro-rata portion of Bonus described above, assuming Providence’s achievement of EBITDA milestones specified above, payable following receipt of year end audit.

“Cause” and “Good Reason”	• “Cause” and “Good Reason” to be defined in similar fashion as current agreements with Named Executive Officers

Restrictive Covenants	• Subject to Non-Competition, Non-Disparagement and Non-Solicitation covenant for two years following cessation of employment for any reason

Definitive Agreements	• The parties will negotiate and enter into definitive documentation regarding the arrangements herein set forth as soon as practicable following the date hereof.

Please sign and return the enclosed copy of this letter to signify your agreement to the terms hereof.

PROVIDENCE SERVICE CORPORATION

By:	/s/ Warren S. Rustand

Agreed and Accepted as of the date set forth above.

ROBERT WILSON

/s/ Robert Wilson